SWM ACQUIRES AIR FILTRATION ASSETS FROM PRONAMIC INDUSTRIES,
ADDING NEW CAPABILITIES TO THE DELSTAR FILTRATION PLATFORM

ALPHARETTA, GA, December 23, 2014 -- SWM (NYSE: SWM) today announced the acquisition of certain assets from Pronamic Industries, an air filtration media company. The assets were purchased through a privately negotiated transaction. The acquired business is expected to produce revenue in excess of $20 million in 2015 and its operations will form part of SWM’s Filtration segment. Terms of the transaction were not disclosed. Pronamic is headquartered in Wilson, NC.

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer of SWM, commented, “We are excited to add these attractive new assets to our DelStar platform. These air filtration media offerings bring complementary capabilities to DelStar and provide a solid base for further growth into the filtration industry. We look forward to continuing to service existing customers, while actively marketing these products globally to an expanded customer base. Over the next several years, we expect strong growth and profitability from these assets.”

The transaction is expected to be accretive beginning in 2015.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding growth of revenues, profits, future performance, accretion, future marketing (including international growth), and other statements generally identified by words such as "believe," "expect," "intend,” "plans," “potential,” "anticipate," "project," "appears," "should," "could," "may," "will," "typically" and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as the following factors:

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company’s understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•	Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonal factors, and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp, foams, fibers and resins could impact the profitability of our products;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the UK, U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	New regulatory initiatives by the U.S. Food and Drug Administration or other U.K. and European regulatory agencies;

•	Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•	Existing and future governmental regulation and the enforcement thereof, including regulation relating to the medical industry, taxation and the environment;

•	The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin, fiber, foams and pulp suppliers, to supply raw materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes;

•	A failure of any insurance company or counterparties to our currency or interest rate swaps and hedges;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and/or amnesty programs;

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Labor activities, including strikes or other disruptions, at our facilities and the impact of new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other U.S. and non-U.S. authorities;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including changes in law, treaties, interpretations or regulatory determinations and audits made by applicable regulatory authorities or our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2013. The financial results reported in this release are unaudited.